Exhibit 10.1

ALTON PLAZA

FIFTH AMENDMENT TO LEASE

(Expansion of Premises; Extension of Term)

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) dated for reference purposes only as of July 25, 2007, is entered into by and between ALTON PLAZA PROPERTY, INC., a Delaware corporation (“Lessor” or “Landlord”), and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Lessee” or “Tenant”).

RECITALS

A. Lessor’s predecessor in interest, Aetna Life Insurance Company, and Lessee entered into that certain Lease Agreement dated September 13, 1996 (the “Original Lease”) for certain premises located at 15279 Alton Parkway, Suite 100, Irvine, California 92618 (the “Existing Premises”), which are located in the industrial complex commonly known as Alton Plaza Industrial Park (the “Park”). The Existing Premises contain approximately 13,448 square feet. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 27, 2001 (the “First Amendment”), that certain Second Amendment to Lease dated as of February 13, 2002 (the “Second Amendment”), that certain Third Amendment to lease dated as of August 12, 2004 (the “Third Amendment”), that certain Addendum to Third Amendment to Lease dated as of September 15, 2004 (the “Third Addendum”), and that certain Fourth Amendment to Lease dated as of August 31, 2005 (the “Fourth Amendment”).

B. Pursuant to the Third Amendment, the New Premises (located in the building commonly known as 15295 Alton Parkway, as more specifically described in the Third Amendment) were added to the Existing Premises. The Existing Premises and the New Premises are hereinafter referred to collectively as the “Original Premises”. The New Expiration Date for the Original Premises is October 31, 2009.

C. Pursuant to the Fourth Amendment, the 15273 Premises (located in the building commonly known as 15273 Alton Parkway, as more specifically described in the Fourth Amendment) were added to the Original Premises. The 15273 Premises Expiration Date for the 15273 Premises is March 31, 2016. The Original Premises and the 15273 Premises are hereinafter referred to collectively as the “Current Premises”.

D. The Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Third Addendum and the Fourth Amendment is hereinafter referred to as the “Lease”.

E. Landlord and Tenant presently desire to amend the Lease to, inter alia, provide for the addition of certain additional premises to the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms used herein shall have the same meanings as set forth in the Lease.

2. Addition of the 15285 Premises. The increment of space located at 15285 Alton Parkway, commonly known as Suite 100 and labeled “15285 Premises” on the attached Exhibit A-5 shall be added to the Premises covered by the Lease as provided herein. Landlord and Tenant agree that initially for the purpose of the Lease and this Amendment, the 15285 Premises shall be deemed to contain approximately 8,181 square feet of space. The term of the Lease with respect to the 15285 Premises shall commence on the 15285 Commencement Date (as defined below). As used herein, the “15285 Commencement Date” shall mean December 12, 2007; provided, however, that if Landlord does not regain possession of the 15285 Premises from the Prior Tenant (as defined below) by October 1, 2007, then the 15285 Commencement Date shall be the date which is seventy-three (73) days after Landlord regains possession of the 15285 Premises from Prior Tenant. Landlord shall tender possession of the 15285 Premises to Tenant following Substantial Completion of the 15285 Work (as defined below). The 15285 Premises shall become part of the “Premises” on the 15285 Commencement Date and shall remain a portion of the “Premises” throughout the 15285 Term (as defined below). As of the 15285 Commencement Date, the Basic Lease Information Page of the Lease shall be modified to provide that the “Premises” consists of approximately 52,920 square feet (the combined 15285 Premises and the Current Premises). The parties hereto acknowledge that the 15285 Premises are currently occupied by a third party (“Prior Tenant”) and that the lease with respect to the 15285 Premises is scheduled to expire on September 30, 2007. Landlord agrees to use diligent and commercially reasonable efforts to cause the current occupant of the 15285 Premises to vacate its premises on or before September 30, 2007. If for any reason Landlord cannot or does not deliver possession of the 15285 Premises to Tenant on or before September 30, 2007, the 15285 Commencement Date shall be extended by one day for each day beyond September 30, 2007 that Landlord fails to deliver possession of the 15285 Premises to Tenant. If Landlord shall not have tendered possession of the 15285 Premises to Tenant on or before November 15, 2007, Tenant may, at Tenant’s option, by notice in writing to Landlord terminate this Amendment and receive a refund of the additional security deposit described in Section 21, below and any prepaid rent. If Tenant terminates this Amendment as provided in the preceding sentence, the parties shall be discharged from all obligations under this Amendment, except that Landlord shall return any money previously deposited with Landlord by Tenant. Landlord shall commence the 15285 Work promptly following the vacation of the 15285 Premises by the current occupant thereof. Notwithstanding anything to the contrary contained in this Section 2, if the Prior Tenant has not vacated the 15285 Premises by December 31, 2007 (the “Trigger Date”), Tenant shall have the right to terminate this Amendment within ten (10) days following the Trigger Date, time being of the essence herein. If Tenant timely terminates this Amendment as provided in the preceding sentence, the parties shall be discharged from all obligations under this Amendment accruing on and after the effective date of such termination, except that Landlord shall return any money previously deposited with Landlord by Tenant in connection with this Amendment including the additional Security Deposit referenced in Section 21 below.

3. Planning Work.

3.1 Architect. The architect for the 15285 Work shall be H. Hendy Associates or such other architect selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld) (the “Architect”). The parties acknowledge that Tenant has already engaged Architect to perform certain preliminary design work in connection with the proposed 15285 Work (as defined in Section 3.3 below), the cost of which shall be included in Total Construction Costs (as defined below). Within three (3) business days following the full execution of this Amendment by Landlord and Tenant, Tenant shall meet with the Architect to discuss its program and facility requirements (the “Program”) for the 15285 Premises and the nature and extent of all improvements that Tenant proposes to install in the 15285 Premises and at such meeting, shall provide the Architect with all necessary data and information requested by the Architect to prepare initial Program documents and then space plans therefor as required by this Section 3.

3.2 Preparation and Delivery of 15285 Space Plan. On or before September 7, 2007, Tenant shall cause the Architect to deliver to Landlord a pricing plan prepared by the Architect depicting improvements to be installed in the 15285 Premises sufficient for preliminary pricing (the “15285 Space Plan”). On or before the expiration of ten (10) business days from its receipt of the 15285 Space Plan, Landlord shall deliver to Tenant (i) a preliminary cost estimate to complete the work depicted in the 15285 Space Plan (the “15285 Budget”), (ii) a preliminary project schedule (the “15285 Project Schedule”), and (iii) the Contractor’s general conditions and fee bid as described in Section 4.1 below. Tenant shall notify Landlord whether it approves of the scope of the 15285 Work outlined in the submitted 15285 Budget and Project Schedule within five (5) business days after its receipt thereof. If Tenant disapproves of the scope of the 15285 Work outlined in the submitted 15285 Budget and/or Project Schedule within such five (5)-business day period, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall within three (3) business days after such notice or such longer period as reasonably necessary to revise the scope of work, revise such 15285 Budget and/or Project Schedule, as the case may be, in accordance with Tenant’s objections and submit the revised 15285 Budget and/or Project Schedule, as the case may be, to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the scope of the 15285 Work outlined in the resubmitted 15285 Budget and/or Project Schedule, as the case may be, within five (5) business days after its receipt thereof. This process shall be repeated until the 15285 Budget and Project Schedule have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial 15285 Budget and/or Project Schedule within five (5) business days (or, in the case of a resubmitted 15285 Budget and/or Project Schedule within five (5)business days after the submission thereof), then Tenant shall be deemed to have approved the 15285 Budget and/or Project Schedule in question. Notwithstanding such approval, the parties hereto acknowledge that the 15285 Budget and 15285 Project Schedule may be subject to revision pending approval of the 15285 Working Drawings as described in Section 3.3 below.

3.3 15285 Working Drawings. Within twenty (20) business days of the approval of the 15285 Budget, 15285 Project Schedule and selection of the Contractor (as defined below) for the 15285 Work, Landlord shall cause the Architect to prepare final working drawings of all improvements to be installed in the 15285 Premises based on the approved 15285 Space Plan and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned); such 20-business day period shall be extended due to any delays in the Architect’s preparation of same which is outside of Landlord’s control. Such 15285 Working Drawings shall be prepared by the Architect (and if necessary, engineers), whose fees shall be included in the Total Construction Costs (as defined below). Tenant shall notify Landlord whether it approves of the submitted 15285 Working Drawings within two (2) business days after Landlord’s submission thereof. If Tenant disapproves of such 15285 Working Drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice or such longer period as reasonably necessary, revise such 15285 Working Drawings in accordance with Tenant’s objections and submit the revised 15285 Working Drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted 15285 Working Drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial 15285 Working Drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s failure to respond within the time periods set forth in this Section 3.3 as to such 15285 Working Drawings shall constitute a Tenant Delay (defined below). As used herein, “15285 Working Drawings” shall mean the final 15285 Working Drawings approved by Landlord and Tenant, as amended from time to time by any changes thereto approved by Landlord and Tenant, and “15285 Work” shall mean all improvements to be constructed in the 15285 Premises in accordance with and as indicated on the 15285 Working Drawings. The 15285 Work shall not include any alterations, additions or improvements installed or constructed by Tenant or any of Tenant’s trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property. Upon Tenant’s written request at the time it seeks Landlord’s approval of the 15285 Working Drawings, Landlord agrees to indicate in writing whether it will require any elements of the 15285 Work to be removed from the 15285 Premises upon the expiration or earlier termination of the Lease. Landlord’s approval of the 15285 Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the 15285 Working Drawings to evidence its review and approval thereof. After the 15285 Working Drawings have been approved, Landlord shall cause the 15285 Work to be performed in accordance with the 15285 Working Drawings. Landlord shall cause the Contractor to construct the 15285 Work to comply with the 15285 Working Drawings and Legal Requirements.

3.4 15285 Budget. Upon approval of the 15285 Working Drawings by Tenant and Landlord, and subject to the provisions of Section 3.3 above, Landlord shall cause the Contractor to submit the 15285 Work for bid by all necessary subcontractors in accordance with the provisions of Section 4.2. Upon selection of the subcontractors, Landlord shall provide to Tenant, prior to commencement of construction of the 15285 Work, a complete budget (the “15285 Final Budget”) showing all line items of the 15285 Work and the schedule of distribution of the Construction Allowance (as defined below) with respect to the 15285 Work. Tenant shall approve or disapprove the 15285 Final Budget within five (5) business days of receipt, such approval not to be unreasonably conditioned or withheld. If Tenant fails to notify Landlord that it disapproves of the 15285 Final Budget within such five (5) business-day period, then Tenant shall be deemed to have approved the 15285 Final Budget.

4. Selection of General Contractor/Subcontractors.

4.1 15285 Work. Within ten (10) business days of receipt of the 15285 Space Plan, Landlord shall seek competitive bids from DPR Construction, Howard Building Corporation, ROEL Construction and Caliber Construction, or such other qualified contractor as mutually agreed to by Landlord and Tenant for the general conditions and fees each would charge for the cost of constructing the 15285 Work. At the completion of the bidding process, Landlord shall submit to Tenant copies of all bids received. Landlord and Tenant shall select the general contractor to perform the 15285 Work. Landlord and Tenant shall make such selection based on the following criteria: (i) lowest qualified general conditions and fee to complete the 15285 Work, (ii) completion schedule, (iii) the reputation and experience of the contractor’s specific team assembled for this project, and in constructing the type of improvements which Tenant contemplates installing in the 15285 Premises, (iv) Tenant’s prior experience with such general contractor and providing first-class materials, and (v) Landlord’s prior experience with such general contractor in providing first class materials and/or service to the Park. The contractor selected is hereinafter referred to as the “Contractor”.

4.2 Subcontractor Bids. Upon approval of the 15285 Working Drawings, Landlord shall cause the Contractor to submit the 15285 Working Drawings for competitive bidding to qualified subcontractors approved by Landlord, Tenant and Contractor based on the reputation and experience of each subcontractor in constructing the type of improvements which Tenant contemplates installing in the 15285 Premises, Tenant’s, Landlord’s and the Contractor’s prior experience with such subcontractor(s) in providing first class materials and its experience in connection with the installation of the specified items. At the completion of the bidding process, the Contractor shall submit to Landlord and Tenant copies of all subcontractors’ bids received and a trade by trade comparison analysis of each bidders proposal. Contractor, Landlord and Tenant shall then make the final selection based upon the lowest qualified cost to complete the portion of the work covered by such subcontractors bid, the completion schedule and the above mentioned criteria.

5. Construction Warranties. The Contractor shall guarantee that the 15285 Work shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract which shall become defective within one (1) year after completion of the 15285 Work it performs. The correction of such Work shall include, without additional charge, all additional expenses and damages (excluding consequential and punitive damages) in connection with such removal or replacement of all or any part of the 15285 Work, and/or the Building and/or Common Areas of work which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the 15285 Work shall be contained in the contract with the Contractor which shall be so written that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.

6. Construction. Landlord shall cause the Contractor to perform construction of the 15285 Work in accordance with the 15285 Working Drawings in a good and workmanlike manner. Subject to Tenant’s payment of the Pre-Paid Amount (as defined in Section 9 below), the Above-Allowance Amounts (as defined in Section 11, below), and the Excess Costs (as defined in Section 11 below), Landlord will bear all costs and expenses to perform the 15285 Work shown on the 15285 Working Drawings, including the cost of all permits and other governmental approvals, except as otherwise expressly provided herein. “Substantial Completion” of the 15285 Work shall be deemed to have occurred on the date on which (i) the Architect certifies that the 15825 Work has been completed pursuant to the 15285 Working Drawings, subject only to the completion or correction of the Punch List Items (as defined below); (ii) a certificate of occupancy or temporary certificate of occupancy (or its equivalent) for the 15285 Premises has been issued by the governmental agency responsible for issuing such certificate in Orange County; and (iii) Landlord has delivered possession of the 15285 Premises to Tenant in the condition required under this Amendment. Landlord or its affiliate or agent shall supervise the 15285 Work, make disbursements required to be made to the Contractor and other vendors as required to complete the 15285 Work, and act as a liaison between the Contractor and Tenant’s Representative and coordinate the relationship between the 15285 Work, the Building and the Park. Kathy McGinley shall be designated as “Tenant’s Representative” in connection with the 15285 Work. Any change orders shall require the approval of Landlord and Tenant’s Representative. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Total Construction Costs (as defined in Section 9 below), excluding the construction supervision fee.

7. Limited Warranty. Landlord warrants that for thirty (30) days following the 15285 Commencement Date, the then existing heat, air conditioning and ventilating (“HVAC”) equipment, and the existing electrical, lighting and plumbing and loading doors serving the 15285 Premises are in good condition. Landlord shall repair any defective or malfunctioning component of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction within thirty (30) days of the 15285 Commencement Date. The cost of repairing such failure or malfunction shall not be charged to Tenant as an operating expense, repair cost or maintenance cost. In addition, Landlord shall deliver the 15285 Premises in broom-clean condition.

8. Punch List. “Punch List Items” shall mean minor items of incomplete or defective work or materials in the improvements called for in the 15285 Working Drawings, which do not materially impair Tenant’s use of the 15285 Premises for the conduct of Tenant’s business therein. When Landlord considers the 15285 Work to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter (the “Completion Notice”), Landlord’s representative and Tenant’s Representative shall conduct a walk-through of the 15285 Premises and identify any Punch List Items with respect to the 15285 Work. In the event Tenant disputes whether or not Substantial Completion has occurred, Tenant shall notify Landlord within two (2) business days after receipt of the Completion Notice. Such dispute shall be mutually resolved by Landlord and Tenant, each using its good faith commercially reasonable business judgment. Neither Landlord’s representative nor Tenant’s Representative shall unreasonably withhold his or her agreement on Punch List Items. Landlord shall use diligent and reasonable efforts to cause the Contractor to complete all Punch List Items within thirty (30) days after agreement thereon.

9. Definition of Total Construction Costs. The entire cost of performing the 15285 Work including design of the 15285 Work and preparation of the Tenant’s Program documents and test fits, the 15285 Space Plan and the 15285 Working Drawings, including revisions, costs of construction labor and materials, plan cheek and permit fees, electrical usage during construction and additional janitorial services, which costs shall be included in Contractor’s general conditions, general tenant signage, related taxes, insurance costs, costs to repair and reuse or install new telephone and data equipment and cabling, and the construction supervision fee referenced in Section 6 of this Amendment, are herein collectively called the “Total Construction Costs”. The Total Construction Costs in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the 15285 Working Drawings and selection of the Contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord the amount by which the Total Construction Costs is expected to exceed the Construction Allowance (such prepaid amount is hereinafter referred to as the “Pre-Paid Amount”) on a pro rata basis monthly (based on percentage of completion) as construction of the 15285 Work progresses. No changes in the Total Construction Costs, change order approvals or additions to any contracts shall be made by Landlord after the approval of the 15285 Final Budget by Tenant with respect to the 15285 Work without Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $60,000.00 (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the 15285 Work approved by Landlord and

Tenant. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the 15285 Work is actually incurred and paid by Landlord. The Construction Allowance must be used no later than the date which is one hundred twenty (120) days after the 15285 Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. The foregoing limitation shall be extended one day for each day of Landlord Delay (as defined in Section 13 below).

11. Excess Costs. As of the date of this Amendment, the parties anticipate that the Total Construction Costs will exceed the amount of the Construction Allowance. During the course of construction, once the cost of constructing the 15285 Work has exceeded the amount of the Construction Allowance plus the Pre-Paid Amount, Landlord shall provide written notice thereof to Tenant. Following Landlord’s delivery of such notice to Tenant, Tenant shall be obligated to pay for all billings from Landlord for the cost of the 15285 Work in excess of the Construction Allowance and the Pre-Paid Amount (collectively, the “Above-Allowance Amounts”). The payment of the Above-Allowance Amounts shall be accomplished by increasing Tenant’s share of monthly disbursements provided in Section 9 above. Under no circumstances shall Landlord be required to pay for the Above-Allowance Amounts. Following Substantial Completion of the 15285 Work, if the amount of the Total Construction Costs exceeds the sum of (i) the Construction Allowance, (ii) the Pre-Paid Amount, and (iii) the Above-Allowance Amounts, then Tenant shall be responsible for such excess costs (collectively, the “Excess Costs”). Under no circumstances (except if to correct deficiencies in the 15285 Work which are brought to Landlord’s attention within the warranty period referenced in Section 5 above) shall Landlord be required to pay for any Excess Costs. Landlord will invoice Tenant for such Excess Costs; such invoice shall include adequate supporting documentation for the Excess Costs. Tenant shall pay Landlord the amount of the Excess Costs within twenty (20) days of receipt of such invoice, provided that Tenant approves the amount of the Excess Costs, such approval not to be unreasonably withheld, conditioned or delayed.

12. Payment of Costs. Except as otherwise set forth herein, Tenant shall pay Landlord for amounts due under this Amendment within twenty (20) days of billing. Any unpaid portions, whether undisputed or disputed on which Landlord ultimately prevails, shall bear interest from the due date at the annual rate of two percent (2%) above the prime interest rate then being charged by Bank of America, N.A., or its successor, but not to exceed the maximum legal rate permitted to be charged on the date such interest shall commence to accrue.

13. Delays. Tenant shall be responsible for, and shall pay to Landlord any and all costs and expenses incurred by Landlord in connection with any delay in Substantial Completion caused by Tenant and any increase in the cost of the 15285 Work caused by (i) any changes requested by Tenant in the 15285 Work shown on the 15285 Working Drawings (including any cost or delay resulting from proposed changes that are not ultimately made), (ii) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the 15285 Work rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (iii) the inclusion in the 15285 Work of any so-called “long lead” materials (such as fabrics, panellings, carpeting or other items that must be imported or are of unusual character or limited availability) which Landlord has informed Tenant, at the time Tenant selects such item(s), are long-lead items, (iv) any failure by Tenant to respond to inquiries within the time provided in this Amendment or, if not specified, within commercially reasonable time periods, regarding the construction of the 15285 Work or in granting Tenant’s approval of materials or finishes for the 15285 Work, or (v) any other delay requested or proximately caused solely by Tenant. Each of the foregoing is referred to herein as a ““Tenant Delay”. Tenant Delays do not include delays in governmental processing or delays caused by Landlord’s failure to perform its obligations hereunder (including preparing items and/or responding within the time periods set forth herein). Landlord shall provide Tenant written notice promptly following the occurrence of any Tenant Delay specifying Landlord’s good faith estimate of the duration thereof. If Tenant requests any changes to the 15285 Work described in the 15285 Space Plan or the 15285 Working Drawings, then the net increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs. In addition, Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims arising from or in connection with all damages sustained by Landlord as a result of any Tenant Delay. As used herein, a “Landlord Delay” shall mean any delay in the Substantial Completion of the 15285 Work that occurs due to Landlord’s failure to complete any action item on or before the due date required hereunder. In calculating the date of Substantial Completion of the 15285 Work, one day shall be deducted from the aggregate of Tenant Delay days for each day of Landlord Delay.

14. Term. The Term of the Lease with respect to the 15285 Premise shall commence upon the 15285 Commencement Date and shall expire on December 31, 2010 (the “15285 Term”). As used herein, the “15285 Expiration Date” shall mean December 31, 2010. As of the date hereof, the term of the Lease for the Original Premises shall be extended so that the expiration date of the Lease with respect to the Original Premises shall also occur on the 15285 Expiration Date. The parties acknowledge that the 15273 Term for the 15273 Premises and the 15285 Term are not intended to be coterminous.

15. Base Rent.

15.1 15285 Premises. To reflect the addition of the 15285 Premises to the Lease, effective as of the 15285 Commencement Date, and continuing thereafter throughout the 15285 Term, Tenant shall pay to Landlord Base Rent in advance on or before the first day of each calendar month, for the 15285 Premises, as follows:

Period	Monthly Base Rent per square foot	Monthly Base Rent
12/12/07— 12/31/08	$1.45	$11,862.45
1/1/09 — 12/31/09	$1.50	$12,271.50
1/1/10— 12/31/10	$1.55	$12,680.55

The first (1st) monthly installment of Base Rent with respect to the 15285 Premises in the amount of $11,862.45 shall be payable contemporaneously with the execution of this Amendment by Tenant.

15.2 Original Premises. For the period commencing on November 1, 2009 and expiring on the 15285 Expiration Date (the “15295/15279 Extended Term”), Tenant shall pay to Landlord, at such place as Landlord may designate, without deduction, offset, prior notice or demand, Base Rent for the Original Premises in lawful money of the United States in the amount of $48,827.80 per month. Nothing herein shall he construed to limit or alter Tenant’s obligation to pay its share of Operating Expenses, Tax Expenses and Common Area Utility Costs throughout the 15295/15279 Extended Term in accordance with the terms of the Lease. Tenant shall accept the Original Premises in their “AS IS” condition effective as of the commencement of the 15295/15279 Extended Term and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Original Premises.

16. Modification of Tenant’s Share. To reflect the addition of the 15285 Premises to the Lease, effective as of the 15285 Commencement Date, the provisions of Article 6 of the Lease shall apply to the 15285 Premises and Tenant’s Share shall be 3.80% with respect to the 15285 Premises. The first (1st) monthly installment of Operating Expenses, Tax Expenses and Common Area Utility Costs in the amount of $2,094.35 for the 15285 Premises shall be payable contemporaneously with the execution of this Amendment by Tenant; thereafter, the estimated amount of Tenant’s Share of the foregoing costs shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd) full calendar month of the 15285 Term and otherwise in accordance with the terms of the Lease, as amended hereby.

17. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with The Staubach Company (“Tenant’s Broker”) and CB Richard Ellis (“Landlord’s Broker”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman claiming to represent Tenant and claiming entitlement to a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Amendment. Landlord shall pay a commission to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Notwithstanding the foregoing, in no event shall Landlord be required to pay Tenant’s Broker any construction management, space planning or project management fees in connection with this Amendment.

18. Parking. Commencing on the 15285 Commencement Date and throughout the remainder of the 15285 Term with respect to the 15285 Premises, Tenant shall have use of twenty-eight (28) nonexclusive and undesignated parking spaces, subject to the terms of the Lease.

19. Signage. Subject to (i) compliance with Landlord’s signage criteria, (ii) compliance with all applicable rules, regulations and laws, and (iii) the approval of any governmental authority with jurisdiction over the Park, Tenant shall have the right, at Tenant’s sole cost and expense, to install building-side signage on the exterior of the 15285 Premises.

20. HVAC. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall be permitted to control the hours of operation and setting of the HVAC serving the 15285 Premises.

21. Additional Security Deposit. Landlord is currently holding a security deposit in the amount of $77,852.19 with respect to the Current Premises. Effective as of the execution of this Amendment by Tenant, the Security Deposit referenced in the Lease shall be increased to $90,532.74. Accordingly, upon Tenant’s execution of this Amendment, Tenant shall deposit with Landlord the sum of $12,680.55. The following language is hereby added to Section 4.A of the Original Lease: “Tenant hereby waives the provisions of Section 1950.7(c) of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.”

22. Landlord’s Address for Notices. Effective as of the date hereof, the address of Landlord set forth in Basic Lease Information of the Original Lease shall be: c/o AEW Capital Management LP, World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02210, Attention: Asset Management and Legal Department. Copies of notices to Landlord delivered pursuant to Section 31(x) of the Original Lease shall also be delivered to CB Richard Ellis, Attn.: Property Manager—Alton Plaza, 2125 E. Katella, Suite 100, Anaheim, California 92806. The address for payment of rent set forth in Basic Lease Information of the Original Lease is hereby deleted and the following address is substituted therefor: c/o Alton Plaza Property, Inc., P.O. Box 1000, Dept. 197, Memphis, TN 38148-0197.

23. Authority. Each party hereto hereby covenants and warrants on its own behalf that (a) it is in good standing under the laws of the States of California and Delaware, (b) it has full corporate power and authority to enter into this Amendment and to perform all its obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of such party is duly and validly authorized to do so.

24. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

25. Exhibits. Exhibit A-5 attached hereto shall be incorporated into the Lease, as amended hereby.

26. Use. Landlord hereby acknowledges and consents to the use of the 15285 Premises for the manufacture of pharmaceutical products which include Dangerous Drugs and Devices as defined in the Third Addendum.

27. SNDA. The current Landlord mortgagee for the Park is Northwestern Mutual Life Insurance Company (“Lender”). Landlord shall use commercially reasonable efforts to provide Tenant with a subordination, nondisturbance and attornment agreement on Lender’s standard form within sixty (60) days following the full execution of this Amendment by Landlord and Tenant; provided, however, that Tenant shall be required to reimburse Landlord for any out-of-pocket costs incurred by Landlord in obtaining same. If Landlord has used commercially reasonable efforts to obtain such subordination, nondisturbance and attornment agreement and such agreement has not been obtained within such sixty (60) day period, Landlord shall not be in default under the Lease, as amended hereby, and Landlord shall have no further obligation to seek to obtain such agreement. If Lender notifies Tenant that either (a) Lender is exercising its rights under the mortgage following a default under the mortgage, or (b) Lender is succeeding to the Landlord’s interest under the Lease, and in either event pursuant to such notice Tenant pays rents due under the Lease directly to Lender, then Landlord waives any and all claims against Tenant if Tenant responds to such notice from Lender by making such payment to Lender, and such payment shall be deemed a payment to Landlord for the purposes of the Lease.

28. Removal of Personal Property, Fixtures and Equipment/Restoration. Landlord hereby acknowledges that upon the expiration or earlier termination of the Lease, Tenant shall be entitled to remove its personal property, trade fixtures and equipment, including without limitation, the pharmaceutical manufacturing environment or “clean room” to be installed in the 15285 Premises provided Tenant repairs any and all material damage to the 15285 Premises caused by such removal.

Notwithstanding any provision of the Lease to the contrary, upon the expiration or earlier termination of the Lease, upon removal of Tenant’s personal property, trade fixtures and equipment, Tenant shall not be required to remove any leasehold improvements which were in existence upon delivery of possession by Landlord.

29. Entire Agreement. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

30. Incorporation. The Lease, as modified herein, remains in full force and effect, and the parties hereby ratify the same. This Amendment shall be binding upon the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

ALTON PLAZA PROPERTY, INC., a Delaware corporation		ISTA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Daniel J. Bradley	By:	/s/ Vicente Anido, Jr., Ph.D.
Name:	Daniel J. Bradley	Name:	Vicente Anido, Jr., Ph.D.
Title:	President	Title:	President and Chief Executive Officer

By:
Name:
Title:

EXHIBIT A-5

Plan of 15285 Premises